Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Vonage Holdings Corp.

Holmdel, New Jersey 07733

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-3 of our report dated March 17, 2008, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements, and our reports dated March 17, 2008 on the financial statement schedule and on the effectiveness of the Company’s internal control over financial reporting.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Woodbridge, New Jersey

December 18, 2008